Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:

Pfeiffer High Investor Relations, Inc.

Geoff High

303-393-7044

DYNAMIC MATERIALS REPORTS FOURTH QUARTER FINANCIAL RESULTS

BOULDER, Colo. — February 25, 2013 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), today reported financial results for its fourth quarter and full fiscal year ended December 31, 2013.

Fourth quarter sales were $51.2 million, down 3% from $52.5 million in the prior year fourth quarter, and a sequential decline of 6% versus $54.3 million in the third quarter.  The results were below management’s forecasts due largely to an unanticipated, short-term decline in sales at the Company’s oilfield products business, DynaEnergetics, which saw several customers in North America curtail operations during the last half of the quarter.

Fourth quarter gross margin was 26% versus the 31% reported in both the 2012 fourth quarter and 2013 third quarter.  The decline was attributable primarily to changes in product mix at DynaEnergetics and at DMC’s explosion welding businesses, NobelClad.

Operating income was $1.3 million, down from $4.5 million in the 2012 fourth quarter and $5.5 million in the third quarter.  The decline relates to the lower consolidated sales and gross margin results, as well as a $756,000 impairment charge associated with an information systems project at DynaEnergetics’ operations in Russia and Kazakhstan.

Net income in the fourth quarter was $278,000, or $0.02 per diluted share, down from net income of $2.9 million, or $0.21 per diluted share, in the year-ago fourth quarter, and $3.6 million, or $0.26 per diluted share, in the third quarter.

Fourth quarter adjusted EBITDA was $5.7 million, down from $9.1 million in the fourth quarter last year and $9.2 million in the third quarter.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release, as well as a reconciliation of adjusted EBITDA to GAAP measures.

NobelClad

NobelClad reported sales of $29.4 million, down from $30.7 million in the fourth quarter last year.  Operating income was $3.8 million versus $4.3 million in the 2012 fourth quarter.  Adjusted EBITDA was $5.5 million, down from $5.7 million in the comparable prior-year quarter.  NobelClad closed the quarter with an order backlog of $36.9 million, down from $42.9 million at the end of the third quarter.

DynaEnergetics

Sales at DynaEnergetics were $19.9 million, up from $19.5 million in last year’s fourth quarter.  The business reported an operating loss of $748,000 versus operating income of $2.2 million, in the 2012 fourth quarter.  The change from operating income to operating loss resulted primarily from the previously mentioned negative change in product mix and information system impairment charge, as well as start up costs for DynaEnergetics new shaped charge facility in Blum, Texas.  Adjusted EBITDA was $1.1 million, versus $3.6 million in the comparable prior-year quarter.

AMK Technical Services

AMK Technical Services reported fourth quarter sales of $1.8 million, down from $2.4 million in the 2012 fourth quarter.  The decline principally relates to the previously discussed wind down of work on a large, long-term ground power project that accounted for a significant portion of AMK’s historical ground power revenues. Operating income was $79,000 versus $461,000 in the 2012 fourth quarter, while adjusted EBITDA was $278,000 compared with $610,000.

Full-Year Results

Consolidated sales in 2013 increased to $209.6 million from $201.6 million in 2012.  Gross margin was 28% versus 30% in the prior year.  Operating income, which reflects certain non-recurring items including a total of $1.8 million in inventory reserve adjustments, the previously mentioned $756,000 in asset impairment expenses and $3.0 million in expenses associated with management retirements, decreased to $11.7 million from $17.4 million in 2012.  Excluding these one-time charges, operating income would have been flat versus 2012.

Net income, which reflects a $914,000 first quarter tax benefit, was $7.5 million, or $0.54 per diluted share, down from $11.7 million, or $0.87 per diluted share, in 2012.  Adjusted EBITDA declined to $27.9 million from $33.6 million in the prior year.

Cash flow from operations increased 60% to $33.0 million from $20.6 million during 2012.   The increase was principally due to a $15.3 million positive change in net working capital, which offset a $4.1 million decrease in net income.  After investing $17.6 million in capital expenditures during 2013, DMC also achieved full-year free cash flow of $15.4 million versus $4.9 million in 2012.

At December 31, 2013, DMC had cash and cash equivalents of $10.6 million, working capital of $67.6 million and a current ratio of 3.2:1.  The Company closed the year with net debt of $18.7 million, a 39% reduction from $30.6 million at the end 2012.

NobelClad reported full-year sales of $118.4 million, up from $115.3 million in 2012.   Year-over-year operating income declined to $17.1 million from $17.4 million, while adjusted EBITDA increased to $23.2 million from $23.0 million in the prior year.

Full-year sales at DynaEnergetics increased to $83.7 million from $77.4 million in 2012.  The segment reported full-year operating income of $4.8 million, down from $7.0 million in the comparable prior-year period.  Adjusted EBITDA declined to $10.9 million from $12.7 million in the year-ago period.

AMK Technical Services recorded full-year sales of $7.5 million, down from $8.8 million in 2012. Operating income was $376,000 versus $925,000 in the prior year, while adjusted EBITDA was $1.0 million versus $1.5 million.

Management Commentary

Kevin Longe, president and CEO, said although DynaEnergetics saw several oil and gas customers in the U.S. and Canada rein in spending at the end of the calendar year, the business has seen a significant upturn in sales activity during the first quarter.  “Particularly notable is a recent $6.3 million purchase commitment from one of our largest U.S. oilfield products customers.  The agreement relates to DynaEnergetics’ new DynaSelect offering, and when fully delivered later this year, will represent the single largest order in DynaEnergetics’ history.”

The DynaSelect system was introduced early in 2013 as DynaEnergetics’ next-generation, safe and selective perforating system for well completion operations.  DynaSelect integrates advanced switch and detonator technologies into a single system, reducing operator set-up times while also improving reliability and safety. The system is radio frequency (RF), stray voltage and stray current safe, and incorporates advanced software controls that enable the firing of up to 20 perforating guns in a single run, while also allowing for simultaneous pumpdown and well fracturing operations.

Longe said ongoing structural improvements and personnel additions are being made at DynaEnergetics as part of a comprehensive program to position the business for strong, sustained growth.  “Our current efforts include everything from improved customer focus and market outreach to enhanced supply chain management, product management and financial reporting.”

In an effort to streamline DMC’s overall operational structure, Longe said management has begun a process in 2014 to merge AMK Technical Services into the DynaEnergetics business segment.  “With AMK’s increased focus on the oil and gas sector, we believe it will more effectively operate as part of our oilfield products business.  AMK will maintain its strong brand and will continue to serve its customers in the oil and gas, ground power and aerospace sectors.  In addition, it will perform specialized welding and machining services on select DynaEnergetics components.”  AMK’s financial results will be incorporated within the DynaEnergetics business segment by the first quarter of 2014.

Longe added that although recent booking activity at NobelClad has been disappointing, the business remains on very solid footing and is poised to address a long-anticipated increase in capital spending within several industrial processing industries, including upstream oil and gas, refining and chemical processing.  “These sectors continue to generate steady quoting activity, and we are optimistic this will result in a meaningful expansion of NobelClad’s order backlog during 2014.”

Longe concluded, “We made critical improvements to our operations, management teams and corporate infrastructure during 2013, and those enhancements will continue in the coming year.  Our primary objectives during 2014 will be organic growth through geographic expansion, market share gains and development of new products and technologies.

“We also will begin to more actively explore external growth opportunities.  DMC has a track record of acquiring and integrating businesses, and we will continue to evaluate transaction opportunities in niche sectors of the industrial, infrastructure and energy markets.  Within the coming months, senior vice president and chief financial officer Rick Santa will assume a new role dedicated to the pursuit of business expansion and M&A opportunities.  Rick has managed the acquisitions of several businesses during his nearly two decades with DMC, and he clearly brings important expertise and institutional knowledge to this new role.  Rick will be supported by a talented internal team that includes a seasoned business strategist and financial analyst.  As he directs his focus on this new position, Rick also has begun working with me to search for, and appoint, a new chief financial officer.”

Guidance

In addressing DMC’s 2014 financial forecasts, Santa said, “We expect 2014 will be another year of sales growth for DynaEnergetics.   We also expect order volume at NobelClad could gain momentum during the year.  However, given the decline in NobelClad’s 2013 year-end order backlog, as well as the limited visibility we have on the timing of expected bookings improvements, we are currently projecting that 2014 consolidated revenue will be flat to up 4% versus the $209.6 million we reported in 2013.  We are anticipating an improvement in full-year product mix which is expected to result in gross margins improving to a range of 29% to 31% from the 28% we reported in 2013.

The Company’s blended effective tax rate for fiscal 2014 is expected to range from 29% to 30% based on projected pre-tax income.

For the first quarter, management anticipates sales will be in a range of 4% to 6% above sales of $46.3 million reported in the first quarter of 2013.  Gross margin is expected to be in a range of 27% to 28%.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 877-407-0778 (201-689-8565 for international callers).  No passcode is necessary.  Webcast participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days and a telephonic replay will be available through March 4, 2013, by calling 877-660-6853 (201-612-7415 for international callers) and entering the Conference ID # 13576170.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. In addition, during 2014 DMC management incentive awards will be based, in part, on the amount of EBITDA achieved during the year.  Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About DMC

Based in Boulder, Colorado, DMC serves a global network of customers in the energy, infrastructure and industrials markets through two core business segments — NobelClad and DynaEnergetics — as well as a specialized industrial service provider, AMK Welding. The NobelClad segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. DynaEnergetics is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells.  AMK Welding utilizes various specialized technologies to weld components for use in power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s website at: http://www.dynamicmaterials.com

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Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for first quarter and full-year 2014 sales, margins, tax rates and tax benefits; the expected fulfillment of a $6.3 million purchase agreement from our largest U.S. oilfield products customer; the outcome of structural improvements and personnel additions at DynaEnergetics; and the prospects for a meaningful expansion of NobelClad’s order backlog during 2014; and the Company’s other growth initiatives.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the execution of purchase commitments by our customers, and our ability to successfully deliver on those purchase commitments; the size and timing of customer orders and shipments; fluctuations in customer demand; our ability to successfully execute upon international growth opportunities; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2012.

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

(Amounts in Thousands, Except Share and Per Share Data)

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
NET SALES	$51,176	$52,519	$209,573	$201,567

COST OF PRODUCTS SOLD	38,017	36,476	150,059	141,859
Gross profit	13,159	16,043	59,514	59,708

COSTS AND EXPENSES:
General and administrative expenses	6,145	5,327	25,273	19,141
Selling and distribution expenses	4,122	4,624	16,196	16,954
Amortization of purchased intangible assets	1,614	1,626	6,348	6,210

Total costs and expenses	11,881	11,577	47,817	42,305

INCOME FROM OPERATIONS	1,278	4,466	11,697	17,403

OTHER INCOME (EXPENSE):
Other income (expense), net	(157)	(422)	(528)	(32)
Interest expense, net	(161)	(222)	(641)	(819)

INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST	960	3,822	10,528	16,552

INCOME TAX PROVISION	682	976	2,941	4,858

NET INCOME	278	2,846	7,587	11,694

Less: Net income (loss) attributable to non-controlling interest	—	(15)	92	(2)

NET INCOME ATTRIBUTABLE TO DYNAMIC MATERIALS CORPORATION	$278	$2,861	$7,495	$11,696

INCOME PER SHARE:
Basic	$0.02	$0.21	$0.55	$0.87
Diluted	$0.02	$0.21	$0.54	$0.87

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	13,543,007	13,269,079	13,533,566	13,264,636
Diluted	13,549,288	13,272,757	13,537,525	13,268,713

DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.04	$0.16	$0.16

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

(Amounts in Thousands)

	2013
	(unaudited)	2012

ASSETS

Cash and cash equivalents	$10,617	$8,200
Accounts receivable, net	38,715	36,981
Inventory, net	41,550	48,320
Other current assets	7,882	6,543

Total current assets	98,764	100,044

Property, plant and equipment, net	65,015	53,976
Goodwill, net	37,970	37,431
Purchased intangible assets, net	36,458	41,958
Other long-term assets	2,405	2,022

Total assets	$240,612	$235,431

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$14,668	$11,281
Customer advances	1,025	1,363
Dividend payable	550	540
Accrued income taxes	2,811	406
Other current liabilities	9,231	9,742
Current portion of long-term debt	2,907	1,046

Total current liabilities	31,192	24,378

Lines of credit	26,400	37,779
Long-term debt	—	55
Deferred tax liabilities	8,347	9,211
Other long-term liabilities	1,881	1,452
Stockholders’ equity	172,792	162,556

Total liabilities and stockholders’ equity	$240,612	$235,431

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(Amounts in Thousands)

(unaudited)

	2013
	(unaudited)	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,587	$11,694
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	6,547	5,537
Amortization of purchased intangible assets	6,348	6,210
Amortization of deferred debt issuance costs	102	124
Stock-based compensation	3,401	4,443
Deferred income tax benefit	(984)	(1,267)
Loss on disposal of property, plant and equipment	50	—
Loss on impaired assets	756	—
Change in working capital, net	9,152	(6,161)

Net cash provided by operating activities	32,959	20,580

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(17,565)	(15,647)
Acquisition of TRX Industries	—	(10,294)
Acquisition of minority interest	(180)	—
Change in other non-current assets	(494)	(224)

Net cash used in investing activities	(18,239)	(26,165)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings (repayments) on bank lines of credit, net	(9,592)	12,174
Payments on long-term debt	(63)	(1,176)
Payments on capital lease obligations	(40)	(66)
Payment of dividends	(2,187)	(2,155)
Net proceeds from issuance of common stock	295	193
Tax impact of stock-based compensation	(907)	(453)

Net cash provided by (used in) financing activities	(12,494)	8,517

EFFECTS OF EXCHANGE RATES ON CASH	191	(8)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,417	2,924

CASH AND CASH EQUIVALENTS, beginning of the period	8,200	5,276

CASH AND CASH EQUIVALENTS, end of the period	$10,617	$8,200

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Amounts in thousands)

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

NobelClad	$29,430	$30,653	$118,409	$115,333
DynaEnergetics	19,909	19,463	83,651	77,404
AMK Technical Services	1,837	2,403	7,513	8,830

Net sales	$51,176	$52,519	$209,573	$201,567

NobelClad	$3,839	$4,300	$17,090	$17,439
DynaEnergetics	(748)	2,161	4,849	7,047
AMK Technical Services	79	461	376	925
Unallocated expenses	(1,892)	(2,456)	(10,618)	(8,008)

Income from operations	$1,278	$4,466	$11,697	$17,403

	For the three months ended December 31, 2013
			AMK	Unallocated
	NobelClad	DynaEnergetics	Technical Services	Expenses	Total

Income (loss) from operations	$3,839	$(748)	$79	$(1,892)	$1,278
Adjustments:
Net income attributable to non-controlling interest	—	—	—	—	—
Stock-based compensation	—	—	—	717	717
Depreciation	1,114	793	199		2,106
Amortization of purchased intangibles	543	1,071	—	—	1,614

Adjusted EBITDA	$5,496	$1,116	$278	$(1,175)	$5,715

	For the three months ended December 31, 2012
			AMK	Unallocated
	NobelClad	DynaEnergetics	Technical Services	Expenses	Total

Income from operations	$4,300	$2,161	$461	$(2,456)	$4,466
Adjustments:
Net income attributable to non-controlling interest	—	15	—	—	15
Stock-based compensation	—	—	—	1,604	1,604
Depreciation	925	342	149	—	1,416
Amortization of purchased intangibles	518	1,108	—	—	1,626

Adjusted EBITDA	$5,743	$3,626	$610	$(852)	$9,127

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Amounts in thousands)

(unaudited)

	For the twelve months ended December 31, 2013
			AMK	Unallocated
	NobelClad	DynaEnergetics	Technical Services	Expenses	Total

Income from operations	$17,090	$4,849	$376	$(10,618)	$11,697
Adjustments:
Net income attributable to non-controlling interest	—	(92)	—	—	(92)
Stock-based compensation	—	—	—	3,401	3,401
Depreciation	3,997	1,898	652	—	6,547
Amortization of purchased intangibles	2,121	4,227	—	—	6,348

Adjusted EBITDA	$23,208	$10,882	$1,028	$(7,217)	$27,901

	For the twelve months ended December 31, 2012
			AMK	Unallocated
	NobelClad	DynaEnergetics	Technical Services	Expenses	Total

Income from operations	$17,439	$7,047	$925	$(8,008)	$17,403
Adjustments:
Net income attributable to non-controlling interest	—	2	—	—	2
Stock-based compensation	—	—	—	4,443	4,443
Depreciation	3,526	1,475	536	—	5,537
Amortization of purchased intangibles	2,054	4,156	—	—	6,210

Adjusted EBITDA	$23,019	$12,680	$1,461	$(3,565)	$33,595

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income attributable to DMC	$278	$2,861	$7,495	$11,696
Interest expense	163	222	648	832
Interest income	(2)	—	(7)	(13)
Provision for income taxes	682	976	2,941	4,858
Depreciation	2,106	1,416	6,547	5,537
Amortization of purchased intangible assets	1,614	1,626	6,348	6,210

EBITDA	4,841	7,101	23,972	29,120
Stock-based compensation	717	1,604	3,401	4,443
Other (income) expense, net	157	422	528	32

Adjusted EBITDA	$5,715	$9,127	$27,901	$33,595